Exhibit 99.1

BioTime’s CEO Michael West to Present Preclinical Data on OTX-CP03 and OTX-CP07 for the Treatment of Osteoarthritis at STEM 2011 in Gurgaon, India

ALAMEDA, Calif.--(BUSINESS WIRE)--January 10, 2011--BioTime, Inc. (NYSE Amex:BTX) and its subsidiary OrthoCyte Corporation announced today that BioTime’s CEO Dr. Michael West will present at STEM 2011 in Gurgaon, India on January 31, 2011. The conference is the 7th Annual Conference on Biotechnology sponsored by the Society for Regenerative Medicine and Tissue Engineering. Dr. West’s presentation titled, “Progress in the commercialization of human embryonic stem cell technology” will disclose animal preclinical data on the scalability, safety, and efficacy of OTX-CP03 and OTX-CP07 for the treatment of osteoarthritis. OTX-CP03 and OTX-CP07 are purified and scalable embryonic progenitor cells for human cartilage derived from human embryonic stem cells using the Company’s proprietary ACTCellerate™ platform. Dr. West’s presentation will be available on BioTime’s website (www.biotimeinc.com) today to coincide with the beginning of the 29th Annual J.P. Morgan Healthcare Conference in San Francisco, being held January 10-13, 2011, during which BioTime will be conducting numerous investor meetings.

Background

Human embryonic stem (hES) cells have the potential to generate all human cell types. Because they are isolated at the earliest stages of the development of human life, the clock of cellular aging located in the telomeric region of DNA is set at a youthful state and unlike adult-derived cells, they often display markers of cells capable of regenerating tissue function lost from disease or trauma.

The Company’s ACTCellerate™ platform is a novel technology designed to isolate in a highly purified state, primitive lineages of cells that emerge from hES cells, thereby simplifying the manufacture of a wide array of human cell-based therapies. On June 10, 2010 BioTime announced the formation of its subsidiary OrthoCyte Corporation to focus on the commercialization of the orthopedic applications of the Company’s diverse ACTCellerate™ cell lines. One therapeutic goal of OrthoCyte is the development of biological joint replacement for the treatment of osteoarthritis. There currently is no cure for this disease, which affects over 26 million people in the United States.

About BioTime, Inc.

BioTime, headquartered in Alameda, California, is a biotechnology company focused on regenerative medicine and blood plasma volume expanders. Its broad platform of stem cell technologies is developed through subsidiaries focused on specific fields of applications. BioTime develops and markets research products in the field of stem cells and regenerative medicine. BioTime's wholly owned subsidiary ES Cell International (ESI) has produced clinical-grade human embryonic stem cell lines that were derived following principles of Good Manufacturing Practice and currently offers them along with a wide array of ACTCellerate™ cell lines, culture media, and differentiation kits for use in research. BioTime's therapeutic product development strategy is pursued through subsidiaries that focus on specific organ systems and related diseases for which there is a high unmet medical need. BioTime's majority owned subsidiary Cell Cure Neurosciences, Ltd. is developing therapeutic products derived from stem cells for the treatment of retinal and neural degenerative diseases. Cell Cure's minority shareholder Teva Pharmaceutical Industries has an option to clinically develop and commercialize Cell Cure's OpRegen™ retinal cell product for use in the treatment of age-related macular degeneration (AMD). BioTime's subsidiary OrthoCyte Corporation is developing therapeutic applications of stem cells to treat orthopedic diseases and injuries. Another subsidiary, OncoCyte Corporation, focuses on the therapeutic applications of stem cell technology in cancer. ReCyte Therapeutics is developing applications of BioTime's proprietary iPS cell technology to reverse the developmental aging of human cells for cardiovascular and blood cell aging. In addition to its stem cell products, BioTime develops blood plasma volume expanders, blood replacement solutions for hypothermic (low temperature) surgery, and technology for use in surgery, emergency trauma treatment and other applications. BioTime's lead product, Hextend®, is a blood plasma volume expander manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ CheilJedang Corp. under exclusive licensing agreements. Additional information about BioTime, ReCyte Therapeutics, Cell Cure, OrthoCyte, OncoCyte, BioTime Asia, and ESI can be found on the web at www.biotimeinc.com.

Forward-Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for the company and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as "will," "believes," "plans," "anticipates," "expects," "estimates") should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the company's business, particularly those mentioned in the cautionary statements found in the company's Securities and Exchange Commission filings. The company disclaims any intent or obligation to update these forward-looking statements.

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CONTACT:
BioTime, Inc.
Judith Segall, 510-521-3390 ext. 301
jsegall@biotimemail.com